Back to Form 10-Q
Exhibit 10.3
EMPLOYMENT AGREEMENT

       This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of October 28, 2009, by and among WELLCARE HEALTH PLANS, INC., a Delaware corporation (“WellCare”), COMPREHENSIVE HEALTH MANAGEMENT, INC., a Florida corporation (the “Corporation”), and Scott Law, an individual (“Executive”).

RECITALS

       WHEREAS, WellCare and the Corporation desire for the Corporation to employ Executive as its Senior Vice President, Health Care Delivery and for the Executive to be appointed by WellCare as its Senior Vice President, Health Care Delivery, and Executive desires to accept such employment and appointment.

       NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT, TERM, AND DUTIES

1.1   Employment.  The Corporation shall hereby employ Executive as Senior Vice President, Health Care Delivery of the Corporation, upon the terms and conditions set forth in this Agreement.  During the Term, as defined below in Section 1.2, Executive also shall be appointed as Senior Vice President, Health Care Delivery of WellCare.  Executive shall report directly to the Chief Executive Officer of WellCare, unless otherwise determined by the Board of Directors of WellCare (the “Board”).

1.2   Term.  The Corporation shall employ Executive, and Executive shall serve as Senior Vice President, Health Care Delivery commencing upon the Executive’s first day of employment on or about October 28, 2009 (the “Effective Date”) and continuing thereafter for a term (the “Term”) of four years, unless earlier terminated under Article 4; provided, that the Term shall automatically renew for additional one-year periods, unless either the Corporation or Executive gives notice of non-renewal at least 90 days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3   Duties.  Executive shall perform all the duties and obligations reasonably associated with the positions of Senior Vice President, Health Care Delivery and consistent with the Bylaws of WellCare and the Corporation as in effect from time to time, subject to the supervision of the Chief Executive Officer of WellCare (or such other individual(s) designated by the Board), and such other executive duties consistent with the foregoing as are mutually agreed upon from time to time by Executive and the Chief Executive Officer of WellCare.  Executive shall perform the services contemplated herein faithfully and diligently.  Executive shall devote substantially all his business time and efforts to the rendition of such services; provided, that Executive may participate in social, civic, charitable, religious, business, educational, or professional associations and, with the prior approval of the Board, serve on the boards of directors of companies, so long as such participation does not materially interfere with the duties and obligations of Executive hereunder.

1.4   Primary Work Location.  Executive shall perform the services hereunder at the Corporation’s offices located in the metropolitan area of Tampa, Florida.  Executive acknowledges and agrees that the nature of the Corporation’s business will require travel from time to time.

ARTICLE 2

COMPENSATION

2.1   Salary.  In consideration for Executive’s services hereunder, the Corporation shall pay Executive an annual salary at the rate of $400,000 per year during each of the years of the Term, payable in accordance with the Corporation’s regular payroll schedule from time to time (less any deductions required for federal, state, and local withholding taxes, and any other authorized or mandated similar withholdings).  The annual salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), or, if there is none, the Board, no less frequently than annually and may be increased (but not decreased) from its then-existing level at the discretion of the Compensation Committee or the Board.

2.2   Sign-On Bonus.  Executive shall be entitled to a sign-on bonus in the amount of $100,000, which shall be paid within two weeks of the Effective Date.  If Executive resigns without “Good Reason,” as defined below in Section 4.1.3, or is terminated for “Cause,” as defined below in Section 4.1.2, less than one year after the Effective Date, Executive shall be required to repay the sign-on bonus to the Corporation on a pro-rated basis.  The Executive’s obligation to repay the sign-on bonus will be reduced on a pro rata basis based upon the number of months remaining prior to the first anniversary of the Effective Date, as of the date of Executive’s termination of employment, and Executive specifically agrees that such repayment may be deducted from any amounts owed to Executive by the Corporation.

2.3   Annual Bonuses.  Executive shall be entitled to a Focal Point Bonus for 2009 in the amount of $252,000, which shall be paid on or before March 15, 2010, provided that Executive is employed by the Corporation on that date.  In future years during the Term, Executive shall be eligible to earn bonuses with respect to each fiscal year (or partial fiscal year), based upon Executive’s achievement of performance objectives set by the Compensation Committee or the Board after consultation with Executive, with a targeted bonus of eighty percent (80%) of Executive’s base annual salary for such fiscal year (or partial fiscal year).  Any such bonus earned by Executive shall be paid annually by March 15 of the year following the end of the fiscal year for which a bonus has been earned; provided, however, that Executive must be employed on the bonus payment date in order to receive the bonus.

2.4   Initial Equity Award.  As an additional element of compensation to Executive, in consideration of the services to be rendered hereunder, on the Effective Date, WellCare shall grant to Executive 70,000 restricted stock units relating to shares of common stock, par value $.01 per share, of WellCare (the “Restricted Stock Units”).  This grant of Restricted Stock Units shall be granted under and be subject to the terms of the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “2004 Plan”).  The terms and conditions of the Restricted Stock Units also shall be governed by a restricted stock unit agreement reflecting such grant pursuant to the 2004 Plan.  The Restricted Stock Units shall vest in equal annual installments over the course of a four-year period, as set forth in the governing restricted stock unit agreement.

        2.5   Future Awards.  In addition to the Restricted Stock Units provided in Section 2.4, during the Term, Executive shall be entitled to earn equity compensation awards granted under and subject to the terms of the 2004 Plan, or a successor thereto, based upon Executive’s achievement of performance objectives set by the Compensation Committee or the Board after consultation with Executive, with an annual equity compensation award target of one hundred fifty five percent (155%) of Executive’s annual salary for such fiscal year.  The number of options, shares of restricted stock, or other equity awards granted will be based on the standard valuation methodologies used by WellCare under FAS 123(R) and applicable internal policies.  The exact terms of any future awards, as well as the determination as to whether or not future awards will be granted, remains in the sole and absolute discretion of the Compensation Committee or the Board, subject to the terms of the Plan.  Until such time as the Compensation Committee or the Board approves a future award, Executive is not entitled by this Agreement or otherwise to receive any such award.

        2.6     Housing and Relocation Expenses.

                 2.6.1            To facilitate Executive’s relocation, upon the request of Executive made within six months of the Effective Date (and during the Term), the Corporation shall pay all reasonable expenses associated with one trip to locate a Tampa, Florida area residence; a full service move by a national moving carrier selected by the Corporation for the purpose of transporting household goods (including packing and unpacking of goods and excluding any exceptional and unique furniture or other items) from Woodland Hills, California to the Tampa, Florida area; shipment of two automobiles to Tampa, Florida area; and one-way airline transportation to Tampa, Florida (the “Relocation Expenses”).  All Relocation Expenses must be repaid to the Corporation on a pro-rated basis if Executive resigns without “Good Reason,” as defined below in Section 4.1.3, or is terminated for “Cause,” as defined below in Section 4.1.2, less than one year after the date of Executive’s relocation (the “Reimbursement Period”).  The obligation to repay Relocation Expenses will be reduced on a pro rata basis based upon the number of months of the Reimbursement Period remaining as of the date of Executive’s termination of employment, and Executive specifically agrees that such repayment may be deducted from any amounts owed to Executive.

         2.6.2            In connection with Executive’s continuing obligations with respect to his residence in California, the Corporation shall make an additional payment to Executive in the amount of $21,000; provided, however, that if Executive resigns without “Good Reason,” as defined below in Section 4.1.3, or is terminated for “Cause,” as defined below in Section 4.1.2, less than one year after the Effective Date, Executive shall be required to repay that amount to the Corporation on a pro-rated basis.  The Executive’s repayment obligation will be reduced on a pro rata basis based upon the number of months remaining prior to the first anniversary of the Effective Date, as of the date of Executive’s termination of employment, and Executive specifically agrees that such repayment may be deducted from any amounts owed to Executive.  If any portion of the payment referred to in this Section 2.6.1 is determined to be taxable income to the Executive, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including interest or penalties imposed with respect to such taxes, but not including interest and penalties imposed by reason of Executive’s failure to file timely tax returns or to pay taxes shown due on such returns and any interest, additions, increases, or penalties unrelated to the income tax or the Gross-Up Payment), including, without limitation, the income tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the income tax imposed upon the payment.  Unless otherwise agreed by the parties, the determinations required to be made under this Section 2.6.1, specifically whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by Executive and reasonably acceptable to the Corporation (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and Executive within 30 business days of the receipt of notice from Executive, or such earlier time as is requested by the Corporation.  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.  Any Gross-Up Payment, as determined pursuant to this Section 2.6.1, shall be paid by the Corporation to Executive within 30 days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no income tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the payment on Executive’s applicable income tax returns would not result in the imposition of a negligence or similar penalty.  Any good faith determination by the Accounting Firm shall be binding upon the Corporation and Executive.

         2.6.3            Executive shall receive a temporary housing allowance of $5,000 per month for the first six months of his employment with the Corporation.  Such housing allowance payments will be made on a monthly basis in accordance with the Corporation’s regular payroll schedule.

ARTICLE 3

EXECUTIVE BENEFITS

3.1   Vacation.  Executive shall be entitled to no fewer than 23 days of vacation each calendar year, and any holiday leave entitlement, including floating holidays, in accordance with the general policies of the Corporation applicable generally to other senior executives of the Corporation.  Unused vacation shall carry over in accordance with such general policies of the Corporation.  Notwithstanding the foregoing, during the first full year of the Term, Executive shall be entitled to a total of 30 days of vacation.

3.2   Employee Benefits.  Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as are available to other senior executives of the Corporation under the Corporation personnel policies in effect from time to time.  Executive shall receive all other such fringe benefits as the Corporation may offer to other senior executives of the Corporation generally under the Corporation personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.  In addition, if Executive elects to purchase individual medical, pharmacy, and/or dental benefit plans for a person who is not otherwise presently eligible for coverage under the Corporation’s health benefit plans, the Corporation shall, during the Term, reimburse Executive an amount equal to the difference between the cost of the Corporation’s “single associate” and “associate plus one” coverage, plus twenty five percent (25%) on such amount; provided, that the Corporation’s obligation to reimburse any such amount shall be terminated if such person becomes eligible to participate in the Corporation’s health benefit plans or Executive fails to provide, on an annual basis, proof of purchase of individual insurance for such person.

3.3   Indemnification.  Concurrently with the execution and delivery of this Agreement, WellCare, the Corporation, and Executive are entering into an indemnification agreement (the “Indemnification Agreement”).

3.4   Reimbursement for Expenses.  Executive shall be reimbursed by the Corporation for all documented reasonable expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Corporation in accordance with the policies of the Corporation in effect from time to time.  Any reimbursement under this Section 3.4 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.

ARTICLE 4

TERMINATION
4.1   Grounds for Termination.

         4.1.1            Death or Disability.  Executive’s employment shall terminate immediately in the event of Executive’s death or Disability.  “Disability” means Executive is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered Executive unable effectively to carry out his duties and obligations under this Agreement or unable to participate effectively and actively in the management of WellCare and the Corporation for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months of the Term.

         4.1.2            Cause.  The Corporation shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (“Cause”):

(a)
any willful act or willful omission, other than as a result of Executive’s Disability, that represents a breach of any of the terms of this Agreement to the material detriment of WellCare or the Corporation;

(b)
bad faith by the Executive in the performance of his duties, consisting of willful acts or willful omissions, other than as a result of Executive’s Disability, to the material detriment of WellCare or the Corporation; or

(c)
Executive’s conviction of, or pleading nolo contendere to, a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the United States or any political subdivision thereof, which conviction has become final and non-appealable.

         4.1.3            Good Reason.  Executive may terminate his employment under this Agreement by giving written notice to the Corporation upon the occurrence of any one or more of the following events following a Change of Control (“Good Reason”):

(a)	a material diminution during the Term in Executive’s authority, duties or responsibilities;

(b)	a diminution of fifteen percent (15%) or more during the Term in Executive’s base salary or annual bonus opportunity;

(c)	a material breach by the Corporation or WellCare of any term of the Agreement; or

(d)
the Corporation’s or WellCare’s requiring Executive to be based at any office or location outside of fifty miles from Executive’s current employment, except for travel reasonably required in the performance of Executive’s responsibilities.

provided, however, that prior to a Change of Control only the occurrence of any one or more of the following events will constitute Good Reason:

(a)
a diminution of fifteen percent (15%) or more during the Term in Executive’s base salary or annual bonus opportunity, except as applicable generally to other similarly situated senior executives of the Corporation;

(b)	a material breach by the Corporation or WellCare of any term of the Agreement; or

(c)
the Corporation’s or WellCare’s requiring Executive to be based at any office or location outside of fifty miles from Executive’s current employment, except for travel reasonably required in the performance of Executive’s responsibilities.

         4.1.4            Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a)
if any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of securities of WellCare representing more than 50% of either the then fair market value of the then outstanding securities of  WellCare or the combined voting power of the then outstanding securities of WellCare;

(b)	the direct or indirect sale or transfer by WellCare of substantially all of its assets in a single transaction or a series of related transactions;

(c)
the merger, consolidation or reorganization of WellCare with or into another corporation or other entity in which the shareholders of more than 50% of the voting power of WellCare’s voting securities immediately before such merger, consolidation or reorganization do not own more than 50% of the voting power of the voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(d)
during any consecutive 12-month period, individuals who at the beginning of such period constitute the Board (together with any new directors whose election by the Board or nomination for election by the stockholders of WellCare was approved by a vote of a majority of the directors on the Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

Notwithstanding the terms of this Section 4.1.4, none of the foregoing events shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.

For purposes of determining whether a Change of Control has occurred, a Person or Group shall not be deemed to be “unrelated” if: (a) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of WellCare’s voting securities immediately before the transaction in question, (b) WellCare has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (c) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of WellCare voting securities immediately before the transaction in question.

The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, (a) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of WellCare at the same time, or as a result of purchases in the same public offering, (b) Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar business transaction, with WellCare, and (c) if a Person, including an entity, owns stock both in WellCare and in a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar transaction, with WellCare, such Person shall be considered to be acting as a Group with other shareholders only with respect to the ownership in such corporation prior to the transaction.

                                        4.1.5           Opportunity to Cure.  Notwithstanding Sections 4.1.2 and 4.1.3, it shall be a condition precedent to a party’s right to terminate Executive’s employment for Cause or Good Reason, as applicable, that (a) such party shall have first given the other party written notice stating with reasonable specificity the breach on which such termination is premised within 90 days after the party providing such notice becomes aware of such breach, and (b) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within 45 days after receipt of such notice.

        4.1.6           Any Other Reason.  Notwithstanding anything to the contrary herein, the Corporation shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to the Corporation.

                        4.2           Termination Date.  Except as provided in Section 4.1.1 with respect to Executive’s death or Disability, and subject to Section 4.1.5, any termination under Section 4.1 shall be effective upon receipt of notice by Executive or the Corporation, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Corporation or Executive in the notice (the “Termination Date”).

4.3            Effect of Termination.

         4.3.1         Termination with Cause or without Good Reason.  In the event that Executive’s employment is terminated by the Corporation with Cause or by Executive without Good Reason, the Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within ten days after the Termination Date.  “Accrued Obligations” means the sum of (a) Executive’s base salary hereunder through the Termination Date to the extent not theretofore paid, (b) the amount of any incentive compensation, deferred compensation, and other cash compensation accrued by Executive as of the Termination Date to the extent not theretofore paid, and (c) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Termination Date to the extent not theretofore paid; provided, however, vacation pay will not in any event be based on more than the maximum number of vacation days that Executive may be entitled to in a single year.

         4.3.2          Termination without Cause or with Good Reason.  In the event that Executive’s employment is terminated by the Corporation without Cause or by the Executive with Good Reason:

(a)	The Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within ten days after the Termination Date;

(b)
The Corporation shall pay to Executive, no later than the Severance Payment Deadline (as defined in Section 4.3.4) an amount equal to one times the Executive’s Annual Salary as in effect on the Termination Date, as salary continuation, payable over a period of twelve months in equal installments per the Corporation’s regular payroll dates and procedures, less deductions as required by law or authorized by the Executive.  The first installment shall be paid on the first regular payroll date of the Company after the effective date of the Release set forth in Section 4.3.4, and the last installment when the entire amount is paid.  To the extent any such payment is not “deferred compensation” for purposes of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), then such payment shall commence upon the first due date for such salary continuation immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein;

(c)
The Corporation shall pay to Executive, in a lump sum in cash, on the one-year anniversary of the Termination Date, and in any event, no later than the Severance Payment Deadline, the average of the two highest annual cash bonuses earned by Executive for the three prior years or, if Executive has not been employed for three years, the annual cash target bonus for the year of the Termination Date; and

(d)
For a one year period beginning on the Termination Date, the Corporation shall reimburse Executive for the COBRA premiums above Executive’s employee contribution in order to provide medical and dental insurance benefits to Executive and/or Executive’s family at least equal to those which were provided at the Termination Date; provided, further, that Executive agrees to elect COBRA coverage to the extent available under the Corporation’s health insurance plans.  Any payment or reimbursement under this Section 4.3.2(d) that is taxable to Executive or any of his family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

“Annual Salary” shall mean Executive’s highest annual salary over the 12 months prior to the Termination Date.

         4.3.3          Termination Due to Death or Disability.  In the event that Executive’s employment is terminated due to Executive’s death or Disability, the Corporation shall pay all Accrued Obligations to Executive or Executive’s estate in a lump sum in cash within ten days after the Termination Date.

         4.3.4          Waiver and Release Agreement.  In consideration of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 4.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to the Corporation within 30 days after the applicable Termination Date a Waiver and Release Agreement in the form attached hereto as Exhibit A without alteration or addition other than to include the date (the “Release”).  If Executive fails to execute and deliver the Release Agreement within thirty 30 days after the applicable Termination Date, or if Executive revokes such Release as provided therein, the Corporation shall have no obligation to provide any of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 4.3.2.  The timing of severance payments under clause (b) and (c) of Section 4.3.2 upon Executive’s execution and delivery of the Release shall be further governed by the following provisions (the last date on which such payments may be made, the “Severance Payment Deadline”):

(a)
In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Executive, payments conditioned on execution of the Release shall be made by the end of the year in which the Release becomes effective and such revocation rights have lapsed.

(b)
In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two taxable years of Executive depending on when Executive executes and delivers the Release, payments conditioned on execution of the Release shall be made by the end of the year in which the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

4.4   Required Delay For Certain Deferred Compensation and Section 409A.  In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A, the stock of WellCare, the Corporation or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A.  Such delay shall last six months from the date of Executive’s termination, except in the event of Executive’s death.  Within 30 days following the end of such six-month period, or, if earlier, Executive’s death, the Corporation shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4.4.  Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six-month period, which such interest shall be paid with the catch-up payment.  Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Corporation shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation.

4.5   Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Corporation or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Corporation or its subsidiaries at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice, or program or contract or agreement, except as explicitly modified by this Agreement.

ARTICLE 5

RESTRICTIVE COVENANTS
5.1   Confidential Information and Trade Secrets.

        5.1.1            Obligation to Maintain Confidentiality.  Executive acknowledges that, by reason of Executive’s employment by the Corporation, the Executive will have access to trade secrets and other confidential, proprietary, and non-public information concerning the business or affairs of WellCare, the Corporation, and their respective subsidiaries (collectively, the “WellCare Companies”), including but not limited to methods or systems of their operation or management, any information regarding their financial matters, or any other material information (including member, subscriber, and provider lists and identifying information regarding members and subscribers) concerning the business of the WellCare Companies, their manner of operation, or their plans or other material data (collectively, “Confidential Information”).  Executive acknowledges that such trade secrets and Confidential Information are valuable and unique assets of the WellCare Companies and covenants that, both during and after the Term, Executive shall not disclose any trade secrets or Confidential Information to any person or entity (except as Executive’s duties as a director, officer or employee of WellCare and the Corporation require) without the prior written authorization of the Board.  The obligation of confidentiality imposed by this Section 5.1 shall not apply to trade secrets or Confidential Information that otherwise become known to the public through no act of Executive in breach of this Agreement or which are required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive’s disclosure of trade secrets or Confidential Information to his attorneys and advisors in connection with a dispute between Executive and a WellCare Company.

        5.1.2            WellCare Company Property.  All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any WellCare Company or its providers, clients or customers that pertain to the business of any WellCare Company shall be and remain the property of such WellCare Company and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a WellCare Company that is collected by the Executive shall be delivered promptly to such WellCare Company without request by it upon termination of Executive’s employment.  For purposes of this Section 5.1.2, “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

5.2   Inventions.  Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the WellCare Companies.  Executive hereby assigns to the applicable WellCare Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such WellCare Company.  This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product.  Executive shall promptly and fully disclose all such contributions and inventions to the Corporation and assist the Corporation or any other WellCare Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the applicable WellCare Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be.  Notwithstanding the foregoing, no WellCare Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any WellCare Company’s resources that does not relate to the business of any WellCare Company and does not result from any work performed by Executive for any WellCare Company.

5.3   Unfair Competition.

         5.3.1           Scope of Covenant.  Executive acknowledges that in the course of employment with the Company, Executive has had access to and gained knowledge of the trade secrets and other Confidential Information of the WellCare Companies; has had substantial relationships with the WellCare Companies’ customers; and has performed services of special, unique, and extraordinary value to the WellCare Companies.  Therefore, and in consideration of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 4.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees that notwithstanding any termination or non-renewal of this Agreement, during any period Executive is employed by the Corporation and for a period of one (1) year after termination of employment, Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, without the prior written consent of the Board:

(a)
work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, officer, director, or board member) any business that sells, markets, or provides any benefits or services within any state where Executive’s position or service for such business is competitive with or otherwise similar to any of Executive’s positions or services for the WellCare Companies;

(b)
induce or solicit any employee of any WellCare Company to leave the employ of such WellCare Company, or recruit or hire any employee or former employee of any WellCare Company, unless such former employee has not been employed by the WellCare Group for a period in excess of six months; provided, however, that the provisions of this clause (b) shall not apply to any member of Executive’s immediate family, nor shall it apply to any WellCare Company employee unless Executive has had material contact or involvement with that person during the twelve-month period preceding the date on which Executive's employment with the Corporation terminates;

(c)
call upon any provider, customer, or agent of any WellCare Company about whom Executive has gained Confidential Information or with whom Executive, by virtue of his/her employment with the Corporation, has during the twelve-month period preceding the date on which Executive's employment with the Corporation terminates established a relationship or had material contact, for the purpose of soliciting or selling benefits or services similar to those benefits or services that the provider, customer, or agent provides to or purchases from the WellCare Companies; provided, however, that the provisions of this clause (c) only apply to those persons or entities who are providers, customers, or agents of any WellCare Company at the time Executive ceases to be employed by the Corporation or who were providers, customers, or agents of any WellCare Company during the one-year period prior to the date Executive ceases to be employed by the Corporation; or

(d)
induce, solicit, request, or advise any provider, customer, or agent of any WellCare Company about whom Executive has gained Confidential Information or with whom Executive, by virtue of his/her employment with the Corporation, has established a relationship or had frequent contact, to withdraw, curtail, or cancel its business dealings with such WellCare Company;

provided, however, that nothing in this Section 5.3.1 shall be construed to preclude Executive from making any investment in the securities of any business enterprise whether or not engaged in competition with any WellCare Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed two percent (2%) of the outstanding voting securities of such enterprise, provided that such permitted activity shall not relieve the Executive from any other provisions of this Agreement.

        5.3.2            Nondisparagement.  Executive agrees that he will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding any WellCare Company, and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the WellCare Companies or their past or present employees, officers or other representatives.

         5.3.3            Reasonableness.  It is agreed by the parties that the foregoing covenants in this Section 5.3 impose a reasonable restraint on Executive in light of the activities and business of the WellCare Companies.  Executive acknowledges that the covenants in this Section 5.3 shall not prevent Executive from earning a livelihood upon the termination of employment hereunder, but merely prevent unfair competition with the WellCare Companies for a limited period of time.

        5.3.4            Severability.  The covenants in this Section 5.3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or of any other provision of this Agreement.  In the event any court of competent jurisdiction shall determine that any provision of this Section 5.3 is invalid, illegal, or unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

        5.3.5            Enforcement by the Corporation not Limited.  All of the covenants in this Section 5.3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against any WellCare Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or WellCare of such covenants.

5.4          Breach of Restrictive Covenants.  The parties agree that a breach or violation of this Article 5 will result in immediate and irreparable injury and harm to the innocent party, and that the WellCare Companies shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek a temporary, preliminary, or permanent injunction, specific performance, or other equitable relief from a court to enforce the obligations hereunder or prevent the violation of the obligations hereunder.  In addition, in the event of a breach or violation by Executive of the obligations in Section 5.3, the one-year period shall be tolled until such breach or violation has been cured.

5.5   Future Cooperation.

        5.5.1           Government Investigations and Responses to Subpoenas.  Subject to the WellCare Companies’ preservation and assertion of any otherwise applicable evidentiary privileges, no provision of this Agreement shall in any way restrict Executive’s ability to cooperate or communicate with any federal, state, or local agency in connection with any federal, state, or local investigation or informal inquiry or be construed as prohibiting the provision of non-privileged documents and/or testimony by Executive in response to a subpoena issued by a court of competent jurisdiction, or as may otherwise be required by law.  Executive understands that the WellCare Companies expect Executive to cooperate and to respond to questions candidly and truthfully in any such investigation or informal inquiry.  In the event of receipt of any subpoena issued at the request of any private sector person or entity, Executive agrees to notify WellCare promptly before complying with the subpoena, so that a WellCare Company may take appropriate action to protect its interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order.  If a WellCare Company seeks to prevent disclosure in accordance with applicable legal procedures and provides Executive with notice before the deadline for compliance with a subpoena, Executive shall not make any such disclosures until either such objections are withdrawn or finally adjudicated by the tribunal.

         5.5.2           Internal Investigations and Legal Proceedings.

(a)
During the Term and following the date on which Executive’s employment terminates, regardless of the reason, Executive agrees to cooperate with the WellCare Companies, their advisors, and their legal counsel and respond to questions candidly and truthfully with respect to any internal inquiry or investigation and any legal proceeding involving the WellCare Companies.  Such cooperation shall include being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing feedback to the WellCare Companies in preparing defenses to any pending or potential future claims against the WellCare Companies.  Executive shall be reimbursed for all travel expenses reasonably incurred by Executive in connection with providing such cooperation to WellCare Companies.

(b)
If Executive is legally required to appear or participate in any non-criminal proceeding that involves or is brought against a WellCare Company, Executive agrees to disclose to the WellCare Company, no later than ten business days prior to the date that such disclosure is to be made, what Executive plans to produce and otherwise to cooperate with the WellCare Companies.

         5.5.3           It is expressly understood and agreed that nothing in this Section 5.5 or the Agreement (or any other agreements with the WellCare Companies) shall require Executive to take any action (including, without limitation, consenting to an interview in any investigation or litigation) that Executive in good faith believes would compromise Executive’s rights or privileges under the United States Constitution or any state constitution.

ARTICLE 6

ARBITRATION

6.1   General.  Except for an action for equitable relief that is permitted to be sought pursuant to Section 5.4, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 6 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in Tampa, Florida.

6.2   Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Tampa, Florida.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

6.3   Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

6.4   Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  The Corporation shall be responsible for the costs and fees of the arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees, subject to the requirement that such costs, expenses and attorneys’ fees are reasonable, as determined by the arbitrator.

6.5   Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 7
MISCELLANEOUS
7.1   Amendments.  The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2   Entire Agreement.  This Agreement, the Indemnification Agreement, and any agreements pertaining to the Restricted Stock Units constitute the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings,  agreements and letters heretofore made, and there are no other representations, understandings or agreements.

7.3   Counterparts.  This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

7.4   Severability.  Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

7.5   Waiver or Delay.  The failure or delay on the part of the Corporation or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof.  A waiver, to be effective, must be in writing and signed by the party making the waiver.  A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6   Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.  Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law.  Without the prior written consent of Executive, this Agreement shall not be assigned by the Corporation.  The Corporation shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

7.7   Necessary Acts.  Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8   Governing Law.  This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

7.9   Notices.  All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:                                                         Scott Law
Address on file with the Corporation

To WellCare or the Corporation:                       WellCare Health Plans, Inc.
8735 Henderson Road
Renaissance Two
Tampa, FL 33634
Attn: Chief Executive Officer
Facsimile:  (813) 290-6210

7.10          Headings and Captions.  The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.11          Construction.  All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.12          Counsel.  Executive has been advised by WellCare and the Corporation that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so.  Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

7.13          Withholding of Compensation.  Executive hereby agrees that the Corporation may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Corporation under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

7.14          Prior Restrictive Covenants.  Executive has been advised by WellCare and hereby agrees that Executive is not to take or bring with him to WellCare or the Corporation any property of Health Net Inc. (“Health Net”) or any other prior employer, and in connection with Executive’s employment with WellCare and the Corporation, Executive shall not in any way use, rely on, refer to, or disclose any confidential or proprietary business information or trade secret of Health Net or any other prior employer.  Executive further agrees to comply with any other restrictive covenants of a prior employer, including Health Net, to which he is otherwise bound at any time during the Term.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WELLCARE

WELLCARE HEALTH PLANS, INC.

By: /s/ Heath Schiesser
Name: Heath Schiesser
Title: President and CEO

CORPORATION

COMPREHENSIVE HEALTH
MANAGEMENT, INC.

By: /s/ Heath Schiesser
Name: Heath Schiesser
Title: President and CEO

EXECUTIVE

                                                                                                                /s/ Scott Law
Scott Law

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

           THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [          ] (the “Effective Date”), by Scott Law (the “Executive”) in consideration of severance pay and benefits (the “Severance Payment”) provided to the Executive by Comprehensive Health Management, Inc. (the “Corporation”) pursuant to clauses (b), (c) and (d) of Section 4.3.2 of the Employment Agreement by, between and among WellCare Health Plans, Inc., the Corporation and the Executive.

1.           Waiver and Release.  Subject to the last sentence of the first paragraph of this Section 1, the Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Corporation and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Corporation and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment.  Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.  Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of WellCare and/or the Corporation (a) to make the payments and provide the other benefits contemplated by the Severance Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.

               The Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law.  He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Corporation.

               The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

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2.           Acknowledgments.  The Executive is signing this Release knowingly and voluntarily.  He acknowledges that:

(a)	He is hereby advised in writing to consult an attorney before signing this Release;

(b)
He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;

(c)	He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;

(d)	He has been given at least 21 calendar days to consider this Release, or he expressly waives his right to have at least 21 days to consider this Release;

(e)
He may revoke this Release within seven calendar days after signing it by submitting a written notice of revocation to the Employer.  He further understands that this Release is not effective or enforceable until after the seven-day period of revocation has expired without revocation, and that if he revokes this Release within the seven-day revocation period, he will not receive the Severance Payment;

(f)
He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.

3.           No Admission of Liability.  This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, the Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.           Execution.  It is not necessary that the Employer sign this Release following the Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.           Governing Law.  This Release shall be governed by the laws of the State of Florida, excluding the choice of law rules thereof.

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8.           Headings.  Section and subsection headings contained in this Release are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

                                                                               EXECUTIVE:

                                                                               __________________________
                                                                               Scott Law

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